Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

Press Release

AmpliPhi Biosciences

Reports Full-Year 2015 Financial Results

San Diego, March 30, 2016 – AmpliPhi Biosciences Corporation (NYSEMKT: APHB), a global leader in developing bacteriophage-based antibacterial therapies to treat drug-resistant infections, today announced its financial results for the fiscal year ended December 31, 2015.

“AmpliPhi had a very productive 2015, making important advances in our programs, raising capital to support development of our product candidates, and strengthening our management team and Board of Directors,” said M. Scott Salka, CEO of AmpliPhi Biosciences. “We have continued to make progress into 2016, establishing our presence in San Diego, acquiring additional key bacteriophage assets and dosing the first patient in our Phase 1 clinical trial of AB-SA01 for the treatment of Staphylococcus aureus infections in patients with chronic rhinosinusitis.”

“Our achievements in 2015 and the anticipated advancement of our pre-clinical and clinical pipeline in 2016 put us in a strong position to realize our vision of delivering innovative phage-based therapies that address the serious and growing challenge of antibiotic-resistant bacterial infections,” concluded Mr. Salka.

2015 Highlights

•	Completed a $13 million private placement of common stock in March 2015 that was pivotal to advancing our product candidates
•	Received a European patent for our bacteriophage therapy to fight Pseudomonas aeruginosa bacterial infections characterized by biofilm formation in March 2015
•	Received Good Manufacturing Practices (cGMP) certification for our facility in Slovenia in June 2015
•	Up-listed to the NYSE MKT in August 2015
•	Presented data demonstrating comparable efficacy between our prototype bacteriophage cocktail and Vancomycin in treating Staphylococcus aureus lung infections in September 2015
•	Signed an agreement in November 2015 with the University of Adelaide and the Queen Elizabeth Hospital in Adelaide to conduct a Phase I trial of AB-SA01 in patients with chronic rhinosinusitis associated with Staphylococcus aureus infection, and dosed the first patient in January 2016
•	Acquired key bacteriophage assets from Novolytics in January 2016, broadening our IP portfolio and accelerating the development of our phage-based therapies
•	AmpliPhi’s collaboration partner, the Westmead Institute’s Centre for Infectious Diseases and Microbiology, received an AUS $860,000 grant from the Australian Government to isolate and develop phages targeting E. Coli and Klebsiella. AmpliPhi will participate in the project by providing its proprietary expertise in bacteriophage isolation, characterization and manufacturing scale-up
•	Appointed Vijay B. Samant and Paul C. Grint, M.D. to the AmpliPhi Biosciences Board of Directors in November 2015 and Steve R. Martin as Chief Financial Officer in January 2016, enhancing AmpliPhi’s commercial, development, financial and business management expertise

Fiscal Year-End 2015 Financial Results:

•	Cash and cash equivalents as of December 31, 2015 totaled $9.4 million. The Company anticipates its current financial resources will provide sufficient cash to fund operations through Q3 2016
•	The Company raised $12.4 million in net proceeds from the sale of common stock in 2015 to fund its development programs
•	Full-year 2015 research & development expenses totaled $4.0 million, including expenses required to manufacture AB-SA01 clinical trial material for use in the Phase I study and confirm the final component phages for the AB-PA01 cocktail
•	General and administrative expenses for the year ended December 31, 2015 were $6.4 million
•	Loss from operations for the fiscal year ended December 31, 2015 was $10.2 million compared to $14.1 million for the year ended December 31, 2014
•	The Company filed its Annual Report on Form 10-K on March 30, 2016. The audit opinion included in the Company’s Annual Report contains a going concern qualification

For more information, visit www.ampliphibio.com.

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

Press Release

Conference Call Details

AmpliPhi Biosciences will host a conference call and webcast to discuss its year-end 2015 financial results and provide an update on business activities. The event will be held today, March 30, 2016, at 4:30 p.m. Eastern Time (ET). The live event can be accessed through AmpliPhi’s website at www.ampliphibio.com under the Events and Presentations section, or by calling 800-895-0198 (domestic) or +1 785-424-1053 (international). The conference ID is 9429197. A replay of the discussion will be available beginning at approximately 7:30 p.m. ET today on AmpliPhi’s website or by calling 888-203-1112 (domestic) or +1 719-457-0820 (international), using conference ID 9429197.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation (NYSEMKT: APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. AmpliPhi's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE: XON), the U.S. Army, The Royal Brompton Hospital in London, UK and UK-based University of Leicester, to advance bacteriophage-based therapies.

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defense for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the anticipated advancement of AmpliPhi’s pre-clinical and clinical pipelines in 2016, the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics, and AmpliPhi’s development of bacteriophage-based therapies. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon AmpliPhi’s current expectations and involve a number of risks and uncertainties, including the risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

For further information please contact
Company and Investor relations:	Media relations (USA)	Media Relations (Europe and ROW)
Matt Dansey AmpliPhi Biosciences +1 858-800-4869 md@ampliphibio.com	Danielle Lewis/Glenn Silver Lazar Partners + 1 212-867-1762 ampliphi@lazarpartners.com	Gemma Howe/Sue Charles Instinctif Partners +44 (0)20 7866 7860 ampliphi@instinctif.com